June 18, 2025

Craig Albright

Dear Craig,

I am very pleased to confirm our offer of employment with John Wiley & Sons, Inc. for the position of Executive Vice President and Chief Financial Officer. This offer is contingent upon a satisfactory background check, verification of your having and maintaining the right to work in the United States, your attestation that you are not bound by any contractual restrictions or conflicting obligations and your execution of the attached Confidentiality and Proprietary Rights Agreements and Restrictive Covenants. By signing this offer letter, you confirm that your employment with Wiley will not breach any agreement you have with any third party.

Subject to the satisfaction of all conditions described in this letter, your employment start date will be June 26, 2025 ("Start Date").

In consideration of your services, your annual base salary will be $550,000, payable twice monthly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

During your employment, you will be eligible to participate in the Company’s Executive Annual Incentive Plan (“EAIP”), with a target incentive equal to 100% of your base salary. You will be eligible for full participation for fiscal year 2026. Payout under the EAIP is based on individual and business performance, in accordance with Plan provisions.

During your employment, you will be eligible to receive annual grants of performance share units and restricted share units under the Company’s Executive Long-Term Incentive Plan (“ELTIP”), with a target grant value equal to 200% of your base salary. You will be eligible for full participation for fiscal year 2026, with your first grants in June 2025. Equity awards under this Plan are granted based upon the recommendation of the President & CEO and approval by the Executive Compensation and Development Committee of the Board of Directors. All grants and payouts under the ELTIP are subject to and in accordance with Plan provisions.

Going forward, as an executive officer, your compensation is subject to the approval of the President and CEO and the Executive Compensation and Development Committee of the Board of Directors.

All compensation is subject to withholding and payroll taxes.

You are eligible for our Executive Perquisites Program, and the details for calendar year 2025 are included in the attached document.

Your principal place of employment will be at the Company’s Hoboken, New Jersey office. The Company will provide relocation support from your current home in Rochester, NY. The estimated benefits are detailed below and are contingent on your establishing primary residence within commuting distance to Hoboken, NJ within twelve (12) months of your Start Date:

•Relocation Allowance: A one-time Relocation Allowance (net) in the amount of $15,000 is available to assist you in covering any incidental costs incurred or uncovered relocation expenses in connection with your relocation. This will be paid in your first month of employment, through payroll.
•Home Finding Trip: You (and your spouse) can take one (1) home finding trip which includes lodging for up to 6 nights, car rental or transportation reimbursement and meals.
•Movement of Household Goods and Personal Effects: The Company will assist in contracting a relocation company to move your household belongings to your new location. This includes storage for up to 60 days, if needed between moving from your current home and into your new home.
•Home Sale: The Company will assist with contracting a real estate agent and support with marketing costs and reasonable and customary closing costs.
•Temporary Housing: The Company will reimburse reasonable temporary housing/living expenses not to exceed $36,000 (net) in total. Reimbursements under this benefit are available for up to twelve (12) months from your Start Date to cover documented costs and expenses related to temporary accommodations necessitated by your relocation.
•Home Purchase: The Company will assist with contracting a real estate agent and support reasonable and customary closing costs.
•Tax Gross-Up: As relocation benefits are considered a perquisite and therefore taxable as income, the company will cover the personal tax liability resulting from these benefits.
•Claw-back Provision: In the event that your employment is terminated for Cause as determined by the Company (including, but not limited to, gross misconduct, fraud, theft, breach of fiduciary duty, or any other act that materially harms the Company), or you voluntarily resign within twelve (12) months of the later of: (i) your Start date or (ii) your relocation completion date, you agree to repay Wiley the full amount received, including but not limited to the relocation allowance, legal fees and the tax services. Such repayment is due within thirty (30) days of termination. Wiley reserves the right and you expressly authorize Wiley to deduct any outstanding amounts from your final paycheck or any other amounts owed to the extent allowed by law.

You will be eligible to participate in Wiley's benefits plans in accordance with Company policy.

While we look forward to a mutually beneficial relationship, your employment is "at-will." This offer letter is not a contract and does not guarantee any employment duration, terms, or conditions. Notwithstanding the foregoing, should your employment be involuntarily terminated without Cause, or if you terminate your employment due to Constructive Discharge (each as defined in the Executive Severance Plan), you will receive as severance one month of base salary for each completed year of employment, subject to a minimum of twelve months and a maximum of eighteen months, in addition to any unpaid base salary earned at the date of termination, and a prorated annual incentive paid at the regular time based on actual performance if active for nine months or more of the fiscal year. If, within the first 24 months following a Change in Control (as defined in the Executive Severance Plan), your employment is involuntarily terminated without Cause or due to Constructive Discharge, you will receive as severance eighteen months of base salary and your target annual incentive. In a severance eligible event under this paragraph, you will also receive continued health insurance for the number of months of the cash severance period. All severance described in this paragraph is payable under the terms of the Company’s Executive Severance Plan, and subject to your signing a release and waiver of claims in a form provided by the Company, and your compliance with the restrictive covenants included in the attached document, which apply as material terms of your employment in any event. For the avoidance of doubt, you will be entitled to any applicable benefits under the Executive Severance Plan, the relevant equity plan or grant agreement to the extent not covered in or greater than the benefits set forth in this letter.

Craig, I know that you will contribute significantly to the success of the Company. I am sure you will find this position challenging and rewarding, and I look forward to working with you.

Please sign and return this letter, and the Confidentiality and Proprietary Rights Agreements and Restrictive Covenants document, to me via Adobesign on June 19, 2025.
Sincerely,

Acknowledged and Agreed:

/s/ Danielle McMahan	/s/ Craig Albright	6/18/2025
Danielle McMahan	Craig Albright	Date
Executive Vice President, Chief People Officer

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENTS AND RESTRICTIVE COVENANTS

As a condition of your employment with John Wiley & Sons, its subsidiaries, affiliates, successors or assigns (together “Wiley” or the “Company), and in consideration of your employment with the Company and your receipt of the compensation now and hereafter paid to you by the Company, you agree to the following:

Intellectual Property and Rights | Work Product and Works for Hire

You hereby acknowledge and agree that all writings, works of authorship, technology, inventions, discoveries, ideas, trade secrets and other work product of any nature that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by you or with your participation during the term of your employment with Wiley and relating in any way to the work you performed for, or were assigned to perform by, Wiley, and the business or contemplated business, research or development of Wiley (regardless of when or where the Work Product is prepared and whose equipment or other resources are used in preparing the same), in any form (collectively the “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, shall be the sole and exclusive property of Wiley. You likewise acknowledge and agree to your ongoing obligation, during the course of your employment, to disclose to Wiley any intellectual property created by you outside of your employment relationship with Wiley.

You also agree and acknowledge that, by reason of being employed by Wiley at the relevant times, to the extent permitted by applicable law, all of the Word Product constituting copyrightable subject matter is “work made for hire” (“Work for Hire”) as defined by the Copyright Act of 1976, and such copyrights are owned exclusively by Wiley. If the Work Product, or any portion thereof, is deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to Wiley, for no additional consideration, all rights, title and interest in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Work Product, including without limitation, all of your right, title and interest in the copyrights and patents thereto, free and clear of all liens and other encumbrances. You shall make such applications, sign such papers (including without limitation assignments), take all rightful oaths, and perform all acts as may be reasonably requested, during or after the term of your employment, with respect to evidencing ownership of the Work Product. You shall assist Wiley to obtain any registrations covering Work Product assigned hereunder to Wiley and you hereby irrevocably designate and appoint Wiley and its duly authorized officers and agents as your attorney in fact, to act for and in your behalf and stead, to execute and further the prosecution and issuance of registrations thereon with the same legal force and effect as if executed by you.

California Statutory Limitation on Assignment. You understand and acknowledge that Work Product does not include, and any provision in this Agreement requiring you to assign (or otherwise providing for ownership by Wiley of) rights to an invention does not apply to, any invention that qualifies fully under the provisions of California Labor Code Section 2870, including any idea or invention that is developed entirely on your own time without using Wiley’s equipment, supplies, facilities or trade secret information, and that does not either (i) relate at the time of conception or reduction to practice of the invention to Wiley’s business, or actual or demonstrably anticipated research or development of Wiley or (ii) result from any work performed by you for Wiley.

You acknowledge that the Company may from time to time create – or commission the creation of- photographs, audio-visual recordings, audio recordings, text materials and/or other works for use in connection with both internal and external Company promotional, recruitment, publicity or teaching materials and/or other Company purposes (collectively, “Company Works”). You hereby grant the Company the worldwide, perpetual, royalty-free right and release to use and/or authorize the use of your name, likeness, image, appearance and/or voice in connection with the Company Works and in any and all media now known or hereafter created including, but not limited to, print, television, radio, film and social media. You also hereby release the Company from all claims of any kind on account of such use, and you hereby waive the right to inspect and approve the use of your name, likeness, and/or voice as they may appear in Company Works.

Protection of Confidential Information

You acknowledge that during the course of employment with Wiley, you may be privy to certain confidential information which may be communicated to you verbally or in writing, relating to Wiley, its information, sales and marketing plans, financials, business plans and information, technology, products, current and potential business partners, customers or other third parties (collectively, “Third Parties”), trade secrets, trade practices, know-how, or other information which is not known to the public, and which may include material developed by you. You acknowledge that all such information is and shall be deemed to be “Confidential Information” belonging to Wiley or Third Parties. You agree to protect such Confidential Information from disclosure with the same degree of care that you normally use to protect your own confidential information, but not less than reasonable care, shall not divulge any such Confidential Information to anyone and shall not make use of the same without prior written consent of Wiley. All Confidential Information is and shall remain the property of Wiley (or the applicable Third Party), and you shall not acquire any rights therein. At the conclusion of your employment by Wiley, you shall promptly return all Wiley materials, including Confidential Information, in your possession and shall not retain any copies of any such material. In addition, both parties agree that this agreement is confidential and that neither of us shall disclose its contents to others without the other’s prior approval.

Remedies

You acknowledge that Wiley’s Confidential Information and the Wiley’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to Wiley, and that improper use or disclosure of the Confidential Information by you will cause irreparable harm to Wiley for which remedies at law will not be adequate. In the event of a breach or threatened breach by you of any of the provisions of this Agreement, you hereby consent and agree that Wiley will be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

Business Opportunities

Should your role with Wiley expose you to business opportunities that might be attractive to Wiley as well as to others (including yourself), you agree to give Wiley consideration of any opportunity before you allow others to consider the opportunity.

Non-Compete, Non-Solicitation

During your employment with Wiley, you have and will become familiar with Wiley’s trade secrets, information related to the operations, products and services of the Wiley, and with other Confidential Information concerning Wiley, its subsidiaries, affiliates, and companies acquired by Wiley. Therefore, during your employment period and for a period of one year thereafter, you agree that you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services for any Competing Business.

A “Competing Business” is any person or entity that (i) conducts or is planning to conduct a business similar to and/or in competition with any Wiley business unit to which you rendered services during the two year period prior to the date at issue or (ii) creates, develops, distributes, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services created, developed, distributed, produced or offered for sale or sold by the Wiley business unit to which you rendered services during the two year period prior to the date at issue. In the event that you have an enterprise role at Wiley, you will be deemed to render services to all Wiley business units.

During your employment and for a period of one year thereafter, you agree that you shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of Wiley or any affiliate to leave the employ of Wiley or such affiliate, or in any way interfere with the relationship between Wiley or any affiliate and any employee thereof, (ii) solicit, induce, recruit or hire any person who was an employee of Wiley or any affiliate at any time during your employment with Wiley or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Wiley or any affiliate to cease doing business with Wiley or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and Wiley or any affiliate (including, without limitation, making any negative statements or communications about Wiley or its affiliates).
You agree that during the term of your employment with Wiley, you will devote full time to the business of Wiley and will not engage in any activity that conflicts with your obligations to Wiley.

Representations

You hereby represent and warrant that: (a) you have the right to enter into this Agreement, to grant the rights granted in this Agreement and to perform fully all their obligations under this Agreement. No consent of any other person or entity is necessary for you to enter into and fully perform this Agreement and you have not done and shall not do any act and have not made and shall not make any grant, assignment or agreement which shall or would likely conflict or interfere with the complete enjoyment of all of Wiley’s rights under this Agreement; (b) the material contributed by you, including without limitation, any Work Product, (i) shall not violate or infringe in any way upon the rights of others, including, without limitation, any copyright, patent, trademark or other proprietary right or the right of privacy or publicity, (ii) shall not contain any libelous, obscene or other unlawful matter, and (iii) shall not violate any applicable law.

Modification

It is the intention of the parties to make these restrictive covenants and agreements binding to the fullest extent permitted under existing applicable laws. In the event that any part of any of these restrictive covenants and agreements is determined by a court of law of competent jurisdiction to be overly broad or too long in duration or otherwise objectionable, thereby making the covenants unenforceable, the parties hereto agree, and it is their desire, that such a court shall substitute a reasonable judicial enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.

General

This document, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This document may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument.
Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the at-will status of the employment relationship between you and the Company, pursuant to which either you or the Company may terminate the employment relationship at any time, with or without cause, with or without notice.

/s/ Danielle McMahan	/s/ Craig Albright	6/18/2025
Danielle McMahan	Craig Albright	Date
Executive Vice President, Chief People Officer